Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP
ATTORNEYS AND COUNSELORS AT LAW

101 Constitution Avenue, NW Suite 900 Washington, DC 20001 T: 202.689.2983 F: 202.689.2952 nelsonmullins.com

December 8, 2021

indie Semiconductor, Inc.
32 Journey

Aliso Viejo, CA 92656

RE:	Registration Statement on Form S-8 in connection with the AY DEE Kay, LLC Class B Unit Purchase Agreements.

Ladies and Gentlemen:

We have acted as counsel to indie Semiconductor, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on or about December 8, 2021 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended related to the resale from time to time by certain selling stockholders (the “Selling Stockholders”) of up 3,016,028 shares of the Company’s common stock, $0.0001 par value per share, issued to the Selling Stockholders by the Company pursuant to the AY DEE Kay, LLC Class B Unit Purchase Agreements (the “Resale Shares”).

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the record of the proceedings of the directors of the Company.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

California | Colorado | District of Columbia | Florida | Georgia | Maryland | Massachusetts | New York

North Carolina | South Carolina | Tennessee | West Virginia

indie Semiconductor, Inc.

December 8, 2021

Based upon the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of the opinion that the Resale Shares that are validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law and the federal laws of the United States of America. This opinion is being rendered to be effective as of the effective date of the Registration Statement, and we disclaim any obligation to revise or supplement this opinion should the present Delaware General Corporation Law be changed by legislative action, judicial decision or otherwise, should there be factual developments which might affect any matters or opinions set forth herein or for any other reason.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as Exhibits 5 and 23.1 to the Registration Statement and to the reference to our name in the Registration Statement.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough, LLP

NELSON MULLINS RILEY & SCARBOROUGH, LLP